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                                   EXHIBIT 2.1

                             ASSET PURCHASE AGREEMENT


     Agreement entered into as of October 10, 1997, to be effective October 1, 1997, by and between Quixote Corporation, a Delaware corporation, and its wholly-owned subsidiary, Transafe Corporation, a Delaware corporation ("Transafe") (Quixote and Transafe, together are referred to as the "Buyer"), and Roadway Safety Service, Inc., a New York corporation ("Roadway"), Momentum Management, Inc., a New York corporation ("Momentum"), and Fitch Barrier Corporation, a New York corporation ("FBC") (Roadway, Momentum and FBC together are referred to as the "Seller").


                                     RECITALS

     Roadway, Momentum and FBC own certain assets and have certain contractual rights and obligations utilized in connection with the highway safety business known as "Roadway".

     Buyer wishes to acquire Seller's Fitch Universal Module, the React 350 Crash Cushion and the Dragnet Vehicle Arresting Barrier product lines and the exclusive and world-wide rights to those product lines (the "Business").

     The shareholders of Roadway, Momentum and FBC have agreed to sell the Business to Buyer.

     An Affiliate of the Buyer, Roadway and its Affiliates are currently involved in litigation which the Parties wish to settle.

     This Agreement contemplates a transaction in which the Buyer will purchase certain of the assets and assume certain of the liabilities of the Business in return for Cash, and the Parties and their Affiliates will settle certain litigation and enter into certain other arrangements all as provided in this Agreement.


AGREEMENT

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.   Definitions.

     "Acquired Assets" means all of the right, title, and interest that the Seller possesses and has the right to transfer in and to all of the Seller's assets or the assets that the Seller uses in the Ordinary Course in the Business, including but not limited to, all of its (a) FHWA and state approvals, permits and licenses; (b) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, finished goods, work-in process, automobiles, trucks, tractors, trailers, molds, tools, jigs, and dies) wherever located; (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (d) customer contracts in progress, purchase orders, quotes, manufacturer and supplier contracts, indentures, agreements and mortgages for borrowed money, instruments of indebtedness, Security Interests, guaranties, sales representative agreements, other similar arrangements, and rights thereunder, whether or not incurred in the Ordinary Course; (e) in-process engineering, design and test information; (f) customer and distributor information; (g) franchises, approvals, permits, licenses, orders, registrations, certificates,

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variances, and similar rights obtained from governments and governmental agencies; (h) books, records, ledgers, files, documents, correspondence, lists, blue prints, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; (i) all computer software used in the Business; (j) the Roadway Web site; and (k) all other assets necessary to operate the Business other than Excluded Assets.

     "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliated Group" means a group of Affiliates filing a consolidated Tax Return.

     "Assumed Contracts" means those contracts, whether written or oral, identified on Schedule 1.

     "Assumed Liabilities" means only those liabilities and obligations of the Seller post-Closing which arise pursuant to the Assumed Contracts, and the liabilities of the Business which have arisen in the Ordinary Course since August 31, 1997.

     "Basis" means any past or present fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Business" has the meaning set forth in the preface above.

     "Buyer" has the meaning set forth in the preface above.

     "Cash" means cash.

     "Closing" has the meaning set forth in Section 2(d) below.

     "Closing Date" has the meaning set forth in Section 2(d) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means any information concerning the Business that the Seller has treated as confidential and proprietary.

     "Contracts" has the meaning set forth in Section 3(p) below.

     "Disclosure Schedule" has the meaning set forth in Section 3 below.

     "Employee Benefit Plan" means any (a) non-qualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-employer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Sec. 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Sec. 3(1).

     "Environmental Laws" means any applicable federal, state, or local statutory or common law, ordinance, rule, or regulation relating to: (i) pollution or protection of the environment; (ii) nuisance or trespass; (iii) emissions, discharges, releases, or threatened releases of any hazardous substance into the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata); or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, or handling of hazardous substances. The term "Environmental Laws" shall include, but shall not be limited to: the Clean Air Act; the Clean Water Act; the Occupational Safety and Health Act; the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act; the Hazardous and Solid Waste Amendments of 1984; and the Toxic Substances Control Act.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excluded Assets" means all receivables generated by Seller from the Business through the Closing Date; Cash; the corporate name and trade "Momentum Management;" all real estate owned or used by the Seller; the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of any of Roadway, Momentum or FBC, as a corporation; any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement); and rights in and with respect to the assets associated with Seller's Employee Benefit Plans.

     "FBC" has the meaning set forth in the preface above.

     "Financial Statements" has the meaning set forth in Section 3(e) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Indemnified Party" has the meaning set forth in Section 9(c) below.

     "Indemnifying Party" has the meaning set forth in Section 9(c) below.

     "Intellectual Property" means all (a) patents, patent applications, patent disclosures, and improvements thereto; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof; (c) copyrights and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) computer software, data, and documentation; (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, shop rights, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information); (g) other proprietary rights; (h) copies and tangible embodiments thereof (in whatever form or medium); and (i) the product names "Fitch Barrier", "Fitch Sand Barrel System", "Fitch Inertial Barrier", "Roadway", "React 350", and "Dragnet Vehicle Arresting Barrier".

     "Knowledge" means actual knowledge after reasonable investigation.

     "Momentum" has the meaning set forth in the preface above.


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     "Most Recent Fiscal Month End" has the meaning set forth in Section
3(e) below.

     "Most Recent Fiscal Year End" has the meaning set forth in Section 3(e) below.

     "Multi-employer Plan" has the meaning set forth in ERISA Sec. 3(37).

     "Ordinary Course" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Parties" has the meaning set forth in the preface above.

     "Party" means any one of the Parties.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

     "Purchase Price" has the meaning set forth in Section 2(c) below.

     "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

     "Retained Liabilities" means any liabilities of the Seller that are not Assumed Liabilities, including but not limited to: (a) all payables generated by Seller from the Business through the Closing Date; (b) all liabilities of the businesses of Roadway, Momentum, FBC and affiliates and predecessors, arising from the manufacture, sale and products by Roadway, Momentum and FBC as of the Closing Date, including but not limited to, product liability; (c) all liabilities and obligation of the Seller, whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due, that are not identified as "Assumed Liabilities"; (d) all liabilities of the Seller for sales, use and other taxes arising in the Seller's Ordinary Course of business; (e) all liabilities and obligations of the Seller under the licenses, sublicenses, leases, subleases, contracts and other arrangements referred to in the definition of "Acquired Assets" and the Assumed Contracts which are incurred prior to or on the Closing Date; (f) all product warranty obligations for products manufactured or sold prior to the Closing Date; (g) all liabilities to the employees of the Seller; (h) all other liabilities and obligations of the Seller set forth in the Disclosure Schedule represented in the Financial Statements that are not expressly identified as "Assumed Liabilities"; (i) any liability or obligation of the Seller under this Agreement or under any side agreement between the Seller on one hand and the Buyer on the other hand, entered into on or after the date of this Agreement; (j) all liabilities of the Seller for unpaid Taxes; (k) all liabilities of the Seller for costs and expenses (including legal fees and expenses) incurred in connection with this Agreement or the consummation of the transactions contemplated hereby; (l) any liability specifically retained by Seller in
Section 8 hereof; (m) any and all debt owed by the Seller to the Seller Stockholders and its Affiliates; (n) all liabilities of Seller for transfer, sales, use and other Taxes arising in connection with the consummation of the transactions contemplated in this Agreement (including any Income Taxes arising because Seller is transferring the Acquired Assets); and (o) all liabilities and obligations of Seller under its Employee Benefit Plans.

     "Roadway" has the meaning set forth in the preface above.

     "Securities Act" means the Securities Act of 1933, as amended.

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     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, (d) liens arising in connection with sales of foreign receivables, (e) liens on goods in transit incurred pursuant to documentary letters of credit, (f) purchase money liens and liens securing rental payments under capital lease arrangements, and (g) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Seller" has the meaning set forth in the preface above.

     "Seller 401(k) Plan" means the 401(k) Profit Sharing Plan of Seller in place prior to the Closing.

     "Seller Stockholders" means the stockholders of Roadway, Momentum and FBC.

     "Subsidiary" means any corporation, limited liability company, partnership or other entity with respect to which another person or entity has the power to vote or direct the voting of sufficient securities to elect a majority of directors, or managers or managing partners, or the equivalent persons.

     "Tax" means any federal, state, local, or foreign tax.

     "Tax Return" means any return, declaration, report, claim for refunds, or information return or statement relating to Taxes, including any schedule or attachment thereto.

     "Threatened" means, with respect to a claim, proceeding, dispute, action, or other matter, if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

     2.   Purchase and Sale.

          (a) Purchase of Acquired Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets, free and clear of all Security Interests, at the Closing for the consideration specified in this Section 2. The Seller shall retain the Excluded Assets.

          (b)  Assumption of Assumed Contracts and the Assumed
Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for, and the Seller agrees to assign to Buyer, all of the Assumed Contracts and the Assumed Liabilities at the Closing. The Buyer shall not assume and shall not have any responsibility with respect to the Retained Liabilities.

          (c)  Purchase Price.

               (i) Subject to the adjustments provided in this Section 2(c), the Buyer agrees to pay to the Seller at the Closing $3.85 million (the "Purchase Price") in Cash, payable by wire transfer or delivery of other immediately available funds.

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               (ii) The Cash payable at Closing shall be reduced by the
     amount of any earnest money deposited with the Seller by the Buyer.

               (iii) The Cash Purchase Price shall be reduced dollar-for-dollar for any monies the Buyer is required to pay third parties to obtain the Acquired Assets, including the Assumed Contracts, on the terms and conditions provided in this Agreement and Schedule 2.

          (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of McBride Baker & Coles, 500 West Madison Street, 40th Floor, Chicago, Illinois 60661-2511, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than January 15, 1998.

          (e) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 6(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments (including personal property and Intellectual Property transfer documents) in the forms attached hereto as Exhibit A and Exhibit B and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assumption agreement in the form attached hereto as Exhibit C and (B) such other instruments of assumption as the Seller and its counsel reasonably may request; (v) the Buyer will deliver to the Seller the consideration as provided in Section 2(c) above; (vi) the Seller will deliver to the Buyer a fully-executed Post Closing Agreement with Seller Stockholders in the form of Exhibit D; executed Consulting Agreements in the form of Exhibits F-1, F-2, and F-3, executed Litigation Settlement Agreements in the form of Exhibits G-1 and G-2, and executed agreements in the form of Exhibits H-1, H-2, I and J.

          (f) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit E.

     3. Representations and Warranties of the Seller. Each of Roadway, Momentum, and FBC represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

          (a) Organization, Qualification, and Corporate Power. Each of Roadway, Momentum, and FBC is a corporation, duly organized, validly existing, and in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the lack of such qualification would not have a material adverse effect on the financial condition of the Seller taken as a whole. Each of Roadway, Momentum, and FBC has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Section 3(a) of the Disclosure Schedule lists the directors and officers of each of Roadway, Momentum, and FBC.

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          (b)  Authorization of Transaction.  Each of Roadway, Momentum,
and FBC has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors and the Stockholders of each of Roadway, Momentum, and FBC have duly authorized the execution, delivery, and performance of this Agreement by each of Roadway, Momentum, and FBC. This Agreement constitutes the valid and legally binding obligation of each of Roadway, Momentum, and FBC, enforceable in accordance with its terms and conditions.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which Roadway, Momentum, or FBC is subject or any provision of its charter or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which Roadway, Momentum, or FBC is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of the Seller taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Except as set forth in Section 5(b) hereof, none of Roadway, Momentum and FBC need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

          (d) Seller Stockholders and Subsidiaries. Section 3(d) of the Disclosure Schedule sets forth the names of each Subsidiary of each of Roadway, Momentum and FBC, and for each of Roadway, Momentum and FBC, and for each of their Subsidiaries: (i) its name and jurisdiction of incorporation; (ii) the number of shares of authorized capital stock of each class of its capital stock; (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder; (iv) the number of shares of its capital stock held in treasury; (v) its directors and officers; and
(vi) each jurisdiction where it is qualified to do business.

          Each Subsidiary of the Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary of the Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Each Subsidiary of the Seller has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

          The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of each Seller and of each Subsidiary of the Seller (as amended to date).

          All of the issued and outstanding shares of capital stock of each Subsidiary and of Roadway, Momentum and FBC have been duly authorized and are validly issued, fully paid, and nonassessable. One of Roadway, Momentum or FBC holds of record and owns beneficially all of the outstanding shares of each Subsidiary, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims,

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Taxes, Security Interests, options, warrants, rights, contracts, calls, commitments, equities, and demands.

          There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which any of Roadway, Momentum, FBC and their Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition, or acquisition of any capital stock of any Subsidiary or the Seller (other than this Agreement). There are not outstanding stock appreciation, phantom stock, or similar rights with respect to Roadway, Momentum, FBC, or any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of Roadway, Momentum, FBC, or any Subsidiary. The minute books containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors, the stock certificate books, and the stock record books of Roadway, Momentum, FBC, or of each Subsidiary are correct and complete. None of Roadway, Momentum, FBC, or the Subsidiaries is in default under or in violation of any provision of its charter or bylaws. The Seller does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary.

          (e) Financial Statements. Seller has delivered to Buyer the following financial statements (collectively the "Financial Statements") as
Schedule 3: (i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended
June 30, 1997 (the "Most Recent Fiscal Year End") for the Seller; (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of the fiscal years ended June 30, 1993, June 30, 1994, June 30, 1995, June 30, 1996 and June 30, 1997 for the Seller; and
(iii) unaudited balance sheets and statements of income, changes in the stockholders' equity and cash flow as of and for the 2 months ended August 31, 1997 (the "Most Recent Fiscal Month End") for the Seller. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods; provided, however, that the financial statements for the Most Recent Fiscal Month End are subject to normal year-end adjustments and lack footnotes and other presentation items.

          (f) Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been (i) any material adverse change in the financial condition of the Seller taken as a whole or
(ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course.

          (g) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller and their Subsidiaries taken as a whole. Without limiting the generality of the foregoing, since that date:

               (i) none of the Seller or their Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course;

               (ii) none of the Seller or their Subsidiaries has entered into any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) either involving more than $5,000 or outside the Ordinary Course;

               (iii) no party (including any of the Seller and their Subsidiaries) has accelerated, terminated, modified, or canceled any contract, lease, sublease, license, or sublicense (or series of related

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     contracts, leases, subleases, licenses, and sublicenses)
     involving more than $5,000 to which any of the Seller and their Subsidiaries is a party or by which any of them is bound;

               (iv) none of the Seller or their Subsidiaries has imposed any Security Interest upon any of their assets, tangible or intangible;

               (v) none of the Seller or their Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $5,000 or outside the Ordinary Course;

               (vi) none of the Seller or their Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions) either involving more than $5,000 or outside the Ordinary Course;

               (vii) none of the Seller or their Subsidiaries has created, incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations) either involving more than $5,000 singly or $25,000 in the aggregate or outside the Ordinary Course;

               (viii) none of the Seller or their Subsidiaries has delayed or postponed (beyond its normal practice) the payment of accounts payable and other Liabilities;

               (ix) none of the Seller or their Subsidiaries has canceled, compromised, waived, or released any right or claim (or series or related rights and claims) either involving more than $5,000 or outside the Ordinary Course;

               (x) none of the Seller or their Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

               (xi) there has been no change made or authorized in the charter or bylaws of any of the Seller and their Subsidiaries;

               (xii) none of the Seller or their Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain
     (including upon conversion or exercise) any of its capital stock;

               (xiii) none of the Seller or their Subsidiaries has declared, set aside, or paid any dividend or distribution with respect to its capital stock or redeemed purchased or otherwise acquired any of its capital stock;

               (xiv) none of the Seller or their Subsidiaries has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

               (xv) none of the Seller or their Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course giving rise to any claim or right on its part against the person or on the part of the person against it;

               (xvi) none of the Seller or their Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

               (xvii) none of the Seller or their Subsidiaries has granted any increase outside the Ordinary Course in the base compensation of any of its directors, officers, and employees;

               (xviii)   none of the Seller or their Subsidiaries has
     adopted any (A) bonus, (B) profit-sharing, (C) incentive compensation,
     (d) pension, (E) retirement, (F) medical, hospitalization, life, or other insurance, (G) severance, or (H) other plan, contract, or commitment for any of its directors, officers, and employees, or modified or terminated any existing such plan, contract, or commitment;

               (xix) none of the Seller or their Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course;

               (xx) none of the Seller or their Subsidiaries has made or pledged to make any charitable or other capital contribution outside the Ordinary Course;

               (xxi) none of the Seller or their Subsidiaries has paid any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Seller has incurred or may incur in connection with this Agreement or any of the transitions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing;

               (xxii) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course involving any of the Seller or their Subsidiaries; and

               (xxiii)   none of the Seller or their Subsidiaries has
     committed to any of the foregoing.

          (h) Undisclosed Liabilities. None of the Seller or their Subsidiaries has any Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of law or arose out any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand).

          (i)  Tax Matters.

               (i) The Seller has filed all Tax Returns that it was required to file, and has paid, or shall pay, all Taxes shown thereon as owing, except where the failure to file or to pay Taxes would not have a material adverse effect on the financial condition of the Seller taken as a whole.

                 (ii) Section 3(i) of the Disclosure Schedule lists all Tax Returns filed with respect to the Seller for taxable periods ended on or after June 30, 1993, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since June 30, 1994.

                 (iii) The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                 (iv) The Seller is not a party to any Tax allocation or sharing agreement.

                 (v) The Seller has never been (or has any liability for unpaid Taxes because it once was) a member of an Affiliated Group.

            (j) Tangible Assets. Each of the Seller and their Subsidiaries owns or leases, and the Acquired Assets are, all the tangible assets necessary for the conduct of the Business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

            (k) Owned Real Property. Section 3(i) of the Disclosure Schedule lists all real property that the Seller owns or has ever owned. With respect to each such parcel of owned real property, and except for matters which would not have a material adverse effect on the financial condition of the Seller taken as a whole:

                 (i) the Seller has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for (A) installments of special assessments not yet delinquent, (B) recorded easements, covenants, and other restrictions, and (C) utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character;

                 (ii) there are no leases, subleases licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; and

                 (iii) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein.

            (l) Environmental Matters. To the Knowledge of the Seller, no condition exists at any real property owned by the Seller with respect to the storage or discharge into the earth or its atmosphere of effluents, waste or other materials, solid, liquid or gaseous, nor has any waste been disposed of in any way or manner which would or will in the future cause the Seller to be liable in any material respect for fines or penalties under Environmental Laws currently in effect or to incur material expenses of any sort to correct any condition of this type. The Seller has not received any notice from any governmental body claiming any material violations of any zoning, building, health, or safety law or ordinance, or requiring any material work, repairs, construction, alterations, noise reductions, clean-up, or installation with which the Seller has not fully complied.

            (m)  Intellectual Property.

            (i) One of the Seller and their Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by any of the Seller and Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Each of the Seller and Subsidiaries has taken all necessary or desirable action to protect each item of Intellectual Property that it owns or uses.

                 (ii) None of the Seller and its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the

       Seller Stockholders and the directors and officers of the Seller has ever received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of any of the Seller Stockholders and the directors and officers of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Seller and Subsidiaries.

                 (iii) Section 3(m) of the Disclosure Schedule identifies each patent or registration which has been issued to any of the Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which any of the Seller had made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which any of the Seller and Subsidiaries has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property that any of the Seller and Subsidiaries owns:

                      (A) the identified owner possesses all right, title, and interest in and to the item;

                      (B) the item is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                      (C)  no charge, complaint, action, suit,
            proceeding, hearing, investigation, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the items; and

                      (D) none of the Seller and its Subsidiaries has ever agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                 (iv) Section 3(m) of the Disclosure Schedule also identifies each item of Intellectual Property that any third party owns and that any of the Seller and its Subsidiaries uses pursuant to license, sublicense, agreement, or permission. The Seller has supplied the Buyer with correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual
       Property:

                      (A)  the license, sublicense, agreement, or
            permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                      (B)  the license, sublicense, agreement, or
            permission will continue to be legal, valid, binding, enforceable, and in full force and effect;

                      (C)  no party to the license, sublicense,
            agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                      (D)  no party to the license, sublicense,
            agreement, or permission has repudiated any provision thereof;

                      (E)  with respect to each sublicense, the
            representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                      (F)  the underlying item of Intellectual
            Property is not subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                      (G)  no charge, complaint, action, suit,
            proceeding, hearing, investigation, claim, or demand is pending, or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                      (H) none of the Seller and its Subsidiaries has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                 (v) None of the Seller Stockholders and the directors and officers of the Seller has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of any of the Seller in the Business.

            (n) Inventory. The inventory of the Seller consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.

            (o) Real Property Leases. Section 3(o) of the Disclosure Schedule lists all real property leased or subleased to the Seller. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 3(o) of the Disclosure Schedule (as amended to date). To the Knowledge of the Seller, each lease and sublease listed in
Section 3(o) of the Disclosure Schedule is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a material adverse effect on the financial condition of the Seller taken as a whole.

            (p) Contracts. Section 3(p) of the Disclosure Schedule lists the following contracts, agreements, and other written and oral arrangements to which the Seller is a party ("Contracts"):

                 (i) any arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $5,000 per annum;

                 (ii) any arrangement (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year or involves more than the sum of $5,000;

                 (iii) any arrangement concerning a partnership or joint venture;

                 (iv) any arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $5,000 under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                 (v) any arrangement concerning confidentiality or competition;

                 (vi) any arrangement involving any of the Seller
       Stockholders and their Affiliates;

                 (vii) any written arrangement with any of its directors, officers, and employees in the nature of a collective bargaining agreement, employment agreement, or severance agreement.

                 (viii)    any arrangement under which the
       consequences of a default or termination could have an adverse effect on the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Seller taken as a whole; or

                 (ix) any other arrangement (or group of related arrangements) either involving more than $5,000 or not entered into in the Ordinary Course.

       The Seller has delivered to the Buyer a correct and complete copy of each written arrangement listed in Section 3(p) of the Disclosure Schedule (as amended to date) and written summary of every verbal contract, agreement, or other arrangement. With respect to each written arrangement so listed: (A) the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (B) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and (D) no party has repudiated any provision of the written arrangement.

       No filled customer order or commitment obligating the Seller to process, manufacture, or deliver products or perform services will result in a loss to the Seller upon completion of performance. No purchase order or commitment of the Seller is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder. No supplier of the Seller has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products, or services to them and no customer of the Seller has indicated within the part year that it will stop, or decrease the rate of, buying materials, products, or services from them.

       The Seller is in full compliance with all applicable terms and requirements of each Contract under which the Seller has or had any obligation or liability or by which Seller or any of the assets owned or used by the Seller is or was bound. Each other Person that has or had any obligation or liability under any Contract under which the Seller has or had any rights is in full compliance with all applicable terms and requirements of such contract. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any applicable Contract; and the Seller has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

       The Contracts are all the agreements, arrangements, and contracts necessary to operate the business as it is currently conducted and as it is currently proposed to be conducted. All of the Assumed Contracts can be assigned by Seller to Buyer without any other action, and such assignment will permit Buyer to operate under the Assumed Contracts on the same terms and conditions as Seller currently operates.

            (q) Notes and Accounts Receivable. All notes and accounts receivable of the Seller are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are presently current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.

            (r) Insurance. Section 3(r) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years:

                 (i) the name, address, and telephone number of the agent;

                 (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                 (iii)     the policy number and the period of coverage;

                 (iv) the scope (including an indication of whether the coverage was on a claim made, occurrence, or other basis and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                 (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, and enforceable and in full force and effect; (B) neither the Seller nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. Each of the Seller and its Subsidiaries has been covered during the past 15 years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period. Section 3(r) of the Disclosure Schedule describes any self-insurance arrangements affecting any of the Seller.

            (s) Powers of Attorney. To the Knowledge of the Seller, there are no outstanding powers of attorney executed on behalf of any of the Seller.

            (t) Litigation. Section 3(t) of the Disclosure Schedule sets forth each instances in which the Seller (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge, or
(ii) is a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, except where the judgment, order, decree, stipulation, injunction, charge, complaint, action, suit, proceeding, hearing, or investigation would not have a material adverse effect on the financial condition of the Business. To the Knowledge of the Seller (i) no such proceeding has been Threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a Basis for the commencement of any such proceeding. The Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each proceeding listed in Section 3(t) of the Disclosure Schedule. The proceedings listed in Section 3(t) of the Disclosure Schedule will not have a material adverse effect on the Business.

            (u) Product Warranty. Each product manufactured, sold, leased, or delivered by the Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Seller has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller. No product manufactured, sold, leased, or delivered by the Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 3(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale for the Seller (containing applicable guaranty, warranty, and indemnity provisions).

            (v) Product Liability. The Seller has no Liability (and there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against any of them giving rise to any Liability) arising out of any injury to persons or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Seller.

            (w) Employee Benefits. Section 3(w) of the Disclosure Schedule lists all Employee Benefit Plans that the Seller maintains or to which the Seller contributes for the benefit of any current or former employee of the Seller.

                 (i) To the Knowledge of the Seller, each Employee Benefit Plan (and each related trust or insurance contract) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code, except where the failure to comply would not have a material adverse effect on the financial condition of the Seller taken as a whole.

                 (ii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Pension Benefit Plan.

                 (iii) Each Employee Pension Benefit Plan has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Sec. 401(a).

                 (iv) As of the last day of the most recent prior plan year, the market value of assets under each Employee Pension Benefit Plan (other than any Multi-employer Plan) equaled or exceeded the present value of liabilities thereunder (determined in accordance with then current funding assumptions). No Employee Pension Benefit Plan (other than any Multi-employer Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate an Employee Pension Benefit Plan (other than any Multi-employer Plan) has been instituted. The Seller has not incurred any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any Employee Pension Benefit Plan.

                 (v) No charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) is pending, except where the charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand would not have a material adverse effect on the financial condition of the Seller taken as a whole.

                 (vi) The Seller has delivered to the Buyer correct and complete copies of (A) the plan documents and summary plan descriptions, (B) the most recent determination letter received from the Internal Revenue Service, (C) the most recent Form 5500 Annual Report, and (D) all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan.

            (x) Legal Compliance. To the Knowledge of the Seller, the Seller has complied with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect on the financial condition of the Seller taken as a whole.

            (y)  Certain Business Relationships with the Seller.
Neither the Seller Stockholders nor its Affiliates have been involved in any material business arrangement or relationship with the Seller within the past 12 months, and neither the Seller Stockholders nor its Affiliates owns any material property or right, tangible or intangible, which is used in the business of the Seller.

            (z) Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

            (aa) Books and Records. The books of account, minute books, stock record books, and other records of the Seller, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act, including the maintenance of an adequate system of internal controls. The minute books of the Seller contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the boards of directors, and committees of the boards of directors of the Seller.

            (bb) Employees. No employee of the Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee of the Seller, or (ii) the ability of the Seller to conduct its business, including any Proprietary Rights Agreement with Seller by any such employee.

            (cc) Disclosure. No representation or warranty made by Seller in this Agreement, the Schedules or the Exhibits attached hereto contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

       4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

            (a)  Organization of the Buyer.  Each of Quixote and
Transafe is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

            (b) Authorization of Transaction. Each of Quixote and Transafe has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Quixote and Transafe, enforceable in accordance with its terms and conditions.

            (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which either Quixote or Transafe is subject or any provision of its charter or bylaws, or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel or require any notice under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which either Quixote or Transafe is a party or by which it is bound or to which any of its assets is subject. Neither Quixote nor Transafe needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except as set forth in Section 5(b) hereof.

            (d) Brokers' Fees. Neither Quixote nor Transafe has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

       5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

            (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the Closing conditions set forth in Section 6 below). The Seller shall act diligently and reasonably to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to the Assumed Contracts required to be obtained to assign or transfer any such agreement to Buyer or to otherwise satisfy the conditions set forth in Section 6; provided, however, that neither Buyer nor Seller shall have any obligation to offer or pay any consideration in order to obtain any such consent, approval or waiver; and provided, further that Seller shall not make any agreement or enter into any understanding affecting the Acquired Assets or the Business as a condition for obtaining any such consent, approval or waiver, except with the prior written consent of Buyer. During the period prior to the Closing Date, Buyer shall act diligently and reasonably to cooperate with Seller to obtain the consents, approvals and waivers contemplated by this Section 5(a).

            (b) Notices and Consents. The Seller will give any notices to third parties and will use its reasonable best efforts to obtain any third party consents that the Buyer reasonably may request in connection with the matters pertaining to the Seller disclosed or required to be disclosed in the Disclosure Schedule. Each of the Parties will take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make, or obtain.

            (c) Operation of Business. The Seller will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course prior to the Closing. The Seller will: use best efforts to preserve intact the current reputation of the Business, and maintain the relations and good will of the Business with suppliers, customers, creditors and agents; confer with Buyer concerning operational matters of a material nature; and otherwise report periodically to Buyer concerning the status of the Business.

       Except as expressly contemplated by this Agreement or except with the express written approval of Buyer (which shall not be unreasonably withheld), Seller shall not:

                 (i) make any change in the Business or in the operation of the Business or make or contract or commit to make any expenditure in respect of the Business which shall, in any case, exceed $5,000;

                 (ii) enter into any contract, agreement, undertaking or commitment which would have been required to be set forth in
       Schedule 3(p) if in effect on the date hereof or enter into any contract which cannot be assigned to Buyer or a permitted assignee of Buyer under Section 2(b);

                 (iii) sell, lease (as lessor), transfer or otherwise dispose of (including any transfers from the Business to Seller or any of its Affiliates), or mortgage, pledge, impose or suffer to be imposed any encumbrance on, any of the assets acquired for the Business, except for inventory and other insignificant items of personal property sold or otherwise disposed of for fair value in the Ordinary Course consistent with past practice;

                 (iv) cancel any debts owed to or claims held for the benefit of the Business (including the settlement of any claims or litigation) other than in the Ordinary Course;

                 (v) create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money in respect of the business, or enter into, as lessee, any capitalized lease obligation (as defined in Statement of Financial Accounting Standards No. 13);

                 (vi) accelerate or delay collection of any notes or accounts receivable generated by the Business in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course;

                 (vii) delay or accelerate payment of any account payable or other liability of the Business beyond or in advance of its due date or the date when such liability would have been paid in the Ordinary Course;

                 (viii)    allow the levels of raw materials,
       supplies, work-in-process or other materials included in the inventory of the Business to vary in any material respect from the levels customarily maintained in the Business;

                 (ix) make, or agree to make, any payment of Cash or distribution of assets to Seller Stockholders or Affiliates or any of its Affiliates whether pursuant to any management fee or service agreement or similar arrangement of the business;

                 (x) enter in any agreement, commitment or arrangement in connection with or affecting the Business.

            (d) Full Access. The Seller will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, books, records, contracts, Tax records, and documents of or pertaining to the Seller. The Buyer will treat and hold as such any Confidential Information it receives from the Seller in the course of the reviews contemplated by this Section 5(d), will not use any of the

Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Seller all tangible embodiments (and all copies) of the Confidential Information which are in its possession; provided, however, that this sentence shall not apply to any information (i) which, at the time of disclosure, is available publicly, (ii) which, after disclosure, becomes available publicly through no fault of the Buyer, or (iii) which the Buyer knew or to which the Buyer had access prior to disclosure.

            (e) Notice of Developments. The Seller will give prompt written notice to the Buyer of any material development affecting the Business. Each Party will give prompt written notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement.

            The Buyer will have 10 business days after the Seller gives any written notice pursuant to this Section 5(e) within which to exercise any right the Buyer may have to terminate this Agreement pursuant to Section 7(a)(ii) below by reason of the material development, and the Seller likewise will have 10 business days after the Buyer gives any written notice pursuant to this Section 5(e) within which to exercise any right the Seller may have to terminate this Agreement pursuant to Section 7(a)(ii) below by reason of the material development. Unless the Buyer or the Seller terminates this Agreement within the aforementioned period, the written notice of a material development will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained herein, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the material development.

            (f) Exclusivity. The Seller will not solicit or initiate the submission of any proposal or offer from any person relating to any (i) liquidation, dissolution, or recapitalization, (ii) merger or consolidation,
(iii) acquisition or purchase of securities or assets, or (iv) similar transactions or business combination involving the Seller. The Seller shall notify the Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

       6.   Conditions to Obligation to Close.

            (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                 (i)  the representations and warranties set forth in
       Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

                 (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                 (iii)     all of the third party consents identified on
       Schedule 1 have been procured;

                 (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own, operate, or control the Acquired Assets (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                 (v) there shall not be any actual or Threatened judgment, order, decree, stipulation, injunction, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                 (vi) the Seller shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above Section 6(a)(i)-(v) is satisfied in all respects;

                 (vii) the Buyer shall have received from counsel to the Seller an opinion, addressed to the Buyer and dated as of the Closing Date in form acceptable to Buyer;

                 (viii) the Board of Directors of Buyer shall have approved the transactions contemplated in this Agreement;

                 (ix) the Seller Stockholders shall have executed and delivered the Post Closing Agreement with Seller Stockholders in form and substance set forth on Exhibit D attached hereto and the same shall be in full force and effect;

                 (x) the Seller shall have delivered to Buyer the consulting agreements with E. Scott Walter, Jay Walter and Rigg Warton in the form and substance as set forth on Exhibit F-1, Exhibit F-2 and Exhibit F-3, respectively, each executed by the consultant;

                 (xi) the Parties shall have executed and delivered the Litigation Settlement Agreements in form and substance set forth in Exhibit G-1 and Exhibit G-2 attached hereto and the same shall be in full force and effect;

                 (xii) the Seller shall have delivered to Buyer the Agreements of Michael Kempen and John Fitch in the form and substance as set forth on Exhibit H-1 and Exhibit H-2, respectively, executed by Mr. Kempen or Mr. Fitch;

                 (xiii) the Seller shall have delivered to Buyer the agreement between Buyer and Safety Quest in the form and substance as set forth on Exhibit I, executed by a duly authorized representative of Safety Quest, and evidence of such authorization;

                 (xiv) the Seller shall have delivered to Buyer the Investment Agreement in form and substance set forth at Exhibit J, executed by a duly authorized representative of Impact Attenuation, Inc. and evidence of such authorization; and

                 (xv) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

            (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                 (i)  the representations and warranties set forth in
       Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                 (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                 (iii)     all of the third party consents identified on
       Schedule 1 have been procured;

                 (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

                 (v) there shall not be any actual or Threatened judgment, order, decree, stipulation, injunction, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                 (vi) the Buyer shall have delivered to the Seller a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 6(b)(i)-(v) is satisfied in all respects;

                 (vii) the Seller shall have received from counsel to the Buyer an opinion, addressed to the Seller and dated as of the Closing Date in a form acceptable to the Seller;

                 (viii) the stockholders and Board of Directors of the Seller shall have approved the transaction contemplated by this Agreement;

                 (ix) the Buyer shall have executed and delivered the Post Closing Agreement with Seller Stockholders in form and substance set forth on Exhibit D attached hereto and the same shall be in full force and effect;

                 (x) the Buyer shall have executed and delivered the consulting agreements with E. Scott Walter, Jay Walter and Rigg Warton in the form and substance as set forth on Exhibit F-1, Exhibit F-2 and Exhibit F-3, respectively;

                 (xi) the Parties shall have executed and delivered the Litigation Settlement Agreements in form and substance set forth in Exhibit G-1 and Exhibit G-2 attached hereto and the same shall be in full force and effect;

                 (xii) the Buyer shall have executed and delivered the Agreements with Michael Kempen and John Fitch in the form and substance as set forth on Exhibit H-1 and Exhibit H-2, respectively;

                 (xiii) the Buyer shall have executed and delivered the agreement between Buyer and Safety Quest in the form and substance as set forth on Exhibit I;

                 (xiv) the Buyer shall have executed and delivered the Investment Agreement with Impact Attenuation, Inc. in form and substance set forth at Exhibit J; and

                 (xv) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

       7.   Termination.

            (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

                 (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                 (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller is in breach of any material representation, warranty, or covenant contained in this Agreement in any material respect, and the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer is in breach, of any material representation, warranty, or covenant contained in this Agreement in any material respect;

                 (iii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing shall not have occurred on or before the 120th day following the date of this Agreement by reason of the failure of any condition precedent under Section 6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); or

                 (iv) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Closing shall not have occurred on or before the 120th day following the date of this Agreement by reason of the failure of any condition precedent under Section 6(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

            (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a) above, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(d) above shall survive termination.

       8. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

            (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below).

            (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or
(ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, the other Party will cooperate with Seller and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9 below).

            (c) Transition. The Seller will not take any action that primarily is designed or intended to have the effect of discouraging any licensor, customer, supplier, or other business associate of the Seller from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Seller prior to the Closing. In addition, at Buyer's request, Seller will make available Seller's employees to assist Buyer in the transfer of the Business to Buyer, for a period not to exceed 60 days after Closing. Buyer shall reimburse Seller for services performed by Seller's employees.

            (d) Covenant Not to Compete. For a period of ten (10) years from and after the Closing Date, the Seller will not engage in any transportation safety systems business in any geographic area in which the Seller conducts that business as of the Closing Date; provided, however, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its business; and provided further, Impact Dynamics, L.L.C., or another entity owned by E. Scott Walter and Transafe shall be entitled to conduct a transportation safety systems business limited to motorized vehicle racetracks and racecourses.

            (e) Employees. Buyer will not offer employment to any employees of the Seller as of the Closing Date.

            (f) Employee Benefit Plans. Buyer shall have no liability under any of Seller's Employee Benefit Plans maintained or contributed to for the benefit of any of the employees or other persons performing services for Seller.

            (g) Assistance. After the Closing, Buyer will cooperate with Seller to facilitate Seller's collection of its receivables.

       9.   Remedies for Breaches of this Agreement.

            (a) Survival of Representations and Warranties. All of the representations and warranties of the Seller contained in Section 3 above shall survive the Closing hereunder (unless the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of three years thereafter. All of the other representations, warranties, and covenants of the Parties contained in this Agreement shall survive the Closing (unless the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter.

            (b)  Indemnification Provisions.

                 (i) In the event the Seller breaches any of its representations and warranties contained in Section 3, and provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 10(g) below within the applicable survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (but not including any Adverse Consequences the Buyer may suffer after the end of the applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

                 (ii) In the event the Buyer suffers any Adverse Consequences arising from or relating to the Excluded Assets or the Retained Liabilities and the Buyer makes a written claim for indemnification against the Seller pursuant to Section 10(g) below, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of or relating to the Excluded Assets or the Retained Liabilities.


                 (iii) In the event the Seller suffers any Adverse Consequences arising from or relating to the Acquired Assets or the Assumed Liabilities and the Seller makes a written claim for indemnification against the Buyer pursuant to Section 10(g) below, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification resulting from, arising out of or relating to the Acquired Assets or the Assumed Liabilities.

            (c) Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 9, then the Indemnified Party shall notify the Indemnifying Party thereof promptly (and in any event within 30 days after receiving any written notice from a third party). Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate. In the event the Indemnifying Party notifies the Indemnified Party at any time after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, (A) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (B) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party concludes reasonably that the counsel the Indemnifying Party has selected has a conflict of interest), (C) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be unreasonably withheld), and (D) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably).

            (d) Determination of Loss. The Parties shall make appropriate adjustments for Tax benefits and insurance proceeds (reasonably certain of receipt and utility in each case) and for the time cost of money (using the Applicable Rate as the discount rate) in determining the amount of loss for purposes of this Section 9. All indemnification payments under this Section 9 shall be deemed adjustments to the Purchase Price.

            (e) Other Indemnification Provisions; Set-Off. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy any Party may have for breach of representation, warranty, or covenant. The Parties agree that the Buyer may, to the extent the Seller fails to pay any claim for indemnification of Buyer within thirty (30) days of notice by Buyer requiring such indemnification, set-off said amounts claimed against any sums otherwise due and owing Seller and its Affiliates in any other capacity.

       10.  Miscellaneous.

            (a) Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure).

            (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

            (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

            (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain liable and responsible for the performance of all of its obligations hereunder).

            (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            (f) Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

       If to the Seller:   E. Scott Walter
                           80 Remington Boulevard
                           Ronkonkoma, NY  11779
                           Facsimile No.:  516-588-6394

       Copy to:            Soberman, Shulman & Rosenberg
                           2001 Marcus Avenue
                           Lake Success, NY  11042
                           Attention:  Alan R. Soberman
                           Facsimile No.:  516-437-7292

       If to the Buyer:    Quixote Corporation
                           One East Wacker Drive
                           Chicago, IL  60601
                           Attention:  Leslie J. Jezuit
                           Facsimile No.:  312-467-1356

       Copy to:            McBride Baker & Coles
                           500 West Madison Street - 40th Floor
                           Chicago, IL  60661
                           Attention:  Anne Hamblin Schiave
                           Facsimile No.:  312-993-9350

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving other Party notice in the manner herein set forth.

            (h) Governing Law, Jurisdiction; Service of Process. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against either of the Parties in the courts of the State of Illinois, County of Cook, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Illinois, and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either Party anywhere in the world.

            (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

            (k) Expenses. The Buyer and the Seller will each bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

            (l) Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

            (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            (n) Bulk Transfer Laws. The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

            (o) Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

            (p) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

       IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLERS:                               BUYER:

ROADWAY SAFETY SERVICE, INC., a New    QUIXOTE CORPORATION, a Delaware
York corporation                       corporation


By: /s/E. Scott Walter                 By: /s/ Leslie J. Jezuit
------------------------               --------------------------------
Title: President & CEO                 Title: President & CEO


MOMENTUM MANAGEMENT, INC., a New York  TRANSAFE CORPORATION, a Delaware
corporation                            corporation

By: /s/ E. Scott Walter                By: /s/ Leslie J. Jezuit
------------------------               --------------------------------
Title: President & CEO                 Title: President & CEO

FITCH BARRIER CORPORATION, a New
York corporation

By: /s/ E. Scott Walter
--------------------------
Title: President & CEO

ASSET PURCHASE AGREEMENT


BY AND BETWEEN


QUIXOTE CORPORATION
and its wholly-owned subsidiary,

TRANSAFE CORPORATION
(together, "Buyer"),


and


ROADWAY SAFETY SERVICE, INC.,

MOMENTUM MANAGEMENT, INC. and

FITCH BARRIER CORPORATION
(together, "Seller")



October 1, 1997

                            TABLE OF CONTENTS

1. DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

2. PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . . . . . . .6
         (a) Purchase of Acquired Assets . . . . . . . . . . . . . . . . .6
         (b) Assumption of Assumed Contracts and the Assumed Liabilities .6
         (c) Purchase Price. . . . . . . . . . . . . . . . . . . . . . . .6
         (d) The Closing . . . . . . . . . . . . . . . . . . . . . . . . .7
         (e) Deliveries at the Closing . . . . . . . . . . . . . . . . . .7
         (f) Allocation. . . . . . . . . . . . . . . . . . . . . . . . . .7

3. REPRESENTATIONS AND WARRANTIES OF THE SELLER. . . . . . . . . . . . . .7
         (a) Organization, Qualification, and Corporate Power. . . . . . .8
         (b) Authorization of Transaction. . . . . . . . . . . . . . . . .8
         (c) Noncontravention. . . . . . . . . . . . . . . . . . . . . . .8
         (d) Seller Stockholders and Subsidiaries. . . . . . . . . . . . .8
         (e) Financial Statements. . . . . . . . . . . . . . . . . . . . .9
         (f) Events Subsequent to Most Recent Fiscal Month End . . . . . 10
         (g) Events Subsequent to Most Recent Fiscal Year End. . . . . . 10
         (h) Undisclosed Liabilities . . . . . . . . . . . . . . . . . . 12
         (i) Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . 12
         (j) Tangible Assets . . . . . . . . . . . . . . . . . . . . . . 13
         (k) Owned Real Property . . . . . . . . . . . . . . . . . . . . 13
         (l) Environmental Matters . . . . . . . . . . . . . . . . . . . 13
         (m) Intellectual Property . . . . . . . . . . . . . . . . . . . 13
         (n) Inventory . . . . . . . . . . . . . . . . . . . . . . . . . 16
         (o) Real Property Leases. . . . . . . . . . . . . . . . . . . . 16
         (p) Contracts . . . . . . . . . . . . . . . . . . . . . . . . . 16
         (q) Notes and Accounts Receivable . . . . . . . . . . . . . . . 18
         (r) Insurance . . . . . . . . . . . . . . . . . . . . . . . . . 18
         (s) Powers of Attorney. . . . . . . . . . . . . . . . . . . . . 18
         (t) Litigation. . . . . . . . . . . . . . . . . . . . . . . . . 18
         (u) Product Warranty. . . . . . . . . . . . . . . . . . . . . . 19
         (v) Product Liability . . . . . . . . . . . . . . . . . . . . . 19
         (w) Employee Benefits . . . . . . . . . . . . . . . . . . . . . 19
         (x) Legal Compliance. . . . . . . . . . . . . . . . . . . . . . 20
         (y) Certain Business Relationships with the Seller. . . . . . . 20
         (z) Brokers' Fees . . . . . . . . . . . . . . . . . . . . . . . 20
         (aa) Books and Records. . . . . . . . . . . . . . . . . . . . . 20
         (bb) Employees. . . . . . . . . . . . . . . . . . . . . . . . . 21
         (cc) Disclosure . . . . . . . . . . . . . . . . . . . . . . . . 21

4. REPRESENTATIONS AND WARRANTIES OF THE BUYER . . . . . . . . . . . . . 21
         (a) Organization of the Buyer . . . . . . . . . . . . . . . . . 21
         (b) Authorization of Transaction. . . . . . . . . . . . . . . . 21
         (c) Noncontravention. . . . . . . . . . . . . . . . . . . . . . 21
         (d) Brokers' Fees . . . . . . . . . . . . . . . . . . . . . . . 22

5. PRE-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . 22
         (a) General . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         (b) Notices and Consents. . . . . . . . . . . . . . . . . . . . 22
         (c) Operation of Business . . . . . . . . . . . . . . . . . . . 22
         (d) Full Access . . . . . . . . . . . . . . . . . . . . . . . . 23
         (e) Notice of Developments. . . . . . . . . . . . . . . . . . . 24
         (f) Exclusivity . . . . . . . . . . . . . . . . . . . . . . . . 24

6. CONDITIONS TO OBLIGATION TO CLOSE . . . . . . . . . . . . . . . . . . 24
         (a) Conditions to Obligation of the Buyer . . . . . . . . . . . 24
         (b) Conditions to Obligation of the Seller. . . . . . . . . . . 26

7. TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         (a) Termination of Agreement. . . . . . . . . . . . . . . . . . 27

         (b) Effect of Termination . . . . . . . . . . . . . . . . . . . 28

8. POST-CLOSING COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . 28
         (a) General . . . . . . . . . . . . . . . . . . . . . . . . . . 28
         (b) Litigation Support. . . . . . . . . . . . . . . . . . . . . 28
         (c) Transition. . . . . . . . . . . . . . . . . . . . . . . . . 28
         (d) Covenant Not to Compete . . . . . . . . . . . . . . . . . . 29
         (e) Employees . . . . . . . . . . . . . . . . . . . . . . . . . 29
         (f) Employee Benefit Plans. . . . . . . . . . . . . . . . . . . 29
    (g)
ASSISTANCE..................................................................
 ..........................................32

9. REMEDIES FOR BREACHES OF THIS AGREEMENT . . . . . . . . . . . . . . . 29
         (a) Survival of Representations and Warranties. . . . . . . . . 29
         (b) Indemnification Provisions. . . . . . . . . . . . . . . . . 29
         (c) Matters Involving Third Parties . . . . . . . . . . . . . . 30
         (d) Determination of Loss . . . . . . . . . . . . . . . . . . . 30
         (e) Other Indemnification Provisions; Set-Off . . . . . . . . . 31

10. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         (a) Press Releases and Announcements. . . . . . . . . . . . . . 31
         (b) No Third-Party Beneficiaries. . . . . . . . . . . . . . . . 31
         (c) Entire Agreement. . . . . . . . . . . . . . . . . . . . . . 31
         (d) Succession and Assignment . . . . . . . . . . . . . . . . . 31
         (e) Counterparts. . . . . . . . . . . . . . . . . . . . . . . . 31
         (f) Headings. . . . . . . . . . . . . . . . . . . . . . . . . . 31
         (g) Notices . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         (h) Governing Law, Jurisdiction; Service of Process . . . . . . 32
         (i) Amendments and Waivers. . . . . . . . . . . . . . . . . . . 32
         (j) Severability. . . . . . . . . . . . . . . . . . . . . . . . 33
         (k) Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . 33
         (l) Construction. . . . . . . . . . . . . . . . . . . . . . . . 33
         (m) Incorporation of Exhibits and Schedules . . . . . . . . . . 33
         (n) Bulk Transfer Laws. . . . . . . . . . . . . . . . . . . . . 33
         (o) Time of Essence . . . . . . . . . . . . . . . . . . . . . . 33
         (p) Counterparts. . . . . . . . . . . . . . . . . . . . . . . . 33

EXHIBITS AND SCHEDULES
[AS REFERENCED IN AGREEMENT]

EXHIBITS

EXHIBIT A    -     BILL OF SALE

EXHIBIT B    -     ASSIGNMENT AGREEMENT

EXHIBIT C    -     ASSUMPTION AGREEMENT

EXHIBIT D    -     POST CLOSING AGREEMENT WITH SELLER STOCKHOLDERS

EXHIBIT E    -     ALLOCATION SCHEDULE

EXHIBIT F-1  -     CONSULTING AGREEMENT WITH E. SCOTT WALTER

EXHIBIT F-2  -     AGREEMENT WITH JAY WALTER

EXHIBIT F-3  -     AGREEMENT WITH RIGG WARTON

EXHIBIT G-1  -     ENERGY/ROADWAY LITIGATION SETTLEMENT AGREEMENT

EXHIBIT G-2  -     MILETI/ROADWAY LITIGATION SETTLEMENT AGREEMENT

EXHIBIT H-1  -     MICHAEL KEMPEN AGREEMENT - WAIVED

EXHIBIT H-2  -     JOHN FITCH AGREEMENT

EXHIBIT I    -     SAFETY QUEST AGREEMENT

EXHIBIT J    -     IMPACT DYNAMICS, L.L.C. INVESTMENT AGREEMENT


SCHEDULES

SCHEDULE 1   -   ASSUMED CONTRACTS

SCHEDULE 2   -   ADJUSTMENTS TO PURCHASE PRICE

SCHEDULE 3    -          FINANCIAL STATEMENTS

DISCLOSURE SCHEDULE EXCEPTIONS TO SELLER'S REPRESENTATIONS AND WARRANTIES